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                                   EXHIBIT 10

                   SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN
                  (AMENDED AND RESTATED THROUGH JUNE 18, 1998)

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SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN
(AMENDED AND RESTATED THROUGH JUNE 18, 1998)

ARTICLE I ESTABLISHMENT AND PURPOSE

  1.1 Establishment. State Street Corporation hereby amends and restates, effective January 1, 1995 (the "Effective Date") except as hereinafter provided, the Company's Supplemental Defined Benefit Pension Plan. The changes made by this restatement to Section 2.13 ("Earnings") shall apply effective as of the Effective Date (provided, that the change excluding annual incentive awards under plans other than the Company's Senior Executive Annual Incentive Plan shall not apply with respect to payments whenever paid under annual incentive plans of the Employer to any individual who on June 18, 1998 was both a Participant in this Plan and was eligible to receive awards under an annual incentive plan of the Employer other than the Senior Annual Executive Incentive Plan) and the changes made to Section 4.3 ("Form of Benefit") shall apply with respect to benefits commencing after June 18, 1998 with respect to Participants retiring after that date.

  1.2 Purpose. The principal purposes of this amended and restated Supplemental Defined Benefit Pension Plan (as the same may be further amended, the "Plan") are to provide certain key employees with competitive retirement benefits, protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage the continued employment of such employees with the Company.

ARTICLE 2 DEFINITIONS

  2.1 Actuarially Equivalent. A benefit is "Actuarially Equivalent" to or the "Actuarial Equivalent" of a benefit payable in a different form or at a different time if the two benefits are of actuarially equivalent value as determined by the Committee based upon a computation by an actuary chosen by the Committee using the actuarial assumptions in effect at the time of such determination with respect to the Basic Plan.

  2.2 Additional Company Benefit. "Additional Company Benefit" means the annual retirement supplemental benefit, expressed in the form of a single life annuity, payable to a Participant under the Amended and Restated Supplemental Retirement Plan or any other Employer-sponsored supplemental retirement plans or other arrangements identified by the Committee.

  2.3 Bank. "Bank" means the Company's subsidiary State Street Bank and Trust Company, a Massachusetts trust company.

  2.4 Basic Plan. "Basic Plan" means the State Street Retirement Plan as the same may be amended from time to time and any successor defined benefit retirement income plan or plans maintained by the Employer which are intended to qualify under Section 401(a) of the Internal Revenue Code.

  2.5 Basic Plan Offset. "Basic Plan Offset" means the annual benefit, expressed in the form of a single life annuity, payable to a Participant from the Basic Plan.

  2.6 Board. "Board" means the Board of Directors of the Company.


  2.7 Cause. "Cause" means:

    (i) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Participant's supervisor which specifically identifies the manner in which it is asserted that the Participant has not substantially performed the Participant's duties, or

    (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer.

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SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN
(AMENDED AND RESTATED THROUGH JUNE 18, 1998) (CONTINUED)

  For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done or omitted to be done by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Employer.

  2.8 Committee. "Committee" means the Executive Compensation Committee of the Board or such other committee of the Board as the Board may designate to administer the Plan.

  2.9 Company. "Company" means State Street Corporation and any successor company.

  2.10 Credited Service. "Credited Service" means a Participant's years of credited service or benefit service (as determined under the Basic Plan) that are taken into account for benefit accrual purposes under the Basic Plan; provided, that, for purposes of the Plan, Credited Service shall continue to accrue during any period of a Participant's disability (as determined under the State Street Retirement Plan).

  2.11 Early Retirement. "Early Retirement" means any termination of a Participant's employment with the Employer upon or after the Participant's attainment of Early Retirement Age and prior to the Participant's attainment of Normal Retirement Age, other than: (i) a voluntary termination without the consent of the Committee; or (ii) an involuntary termination for Cause.

  2.12 Early Retirement Age. "Early Retirement Age" means, for purpose of this Plan, age fifty-five (55).

  2.13 Earnings. "Earnings" means a Participant's total annual base salary, unreduced by voluntary deferrals of base salary under Employer-sponsored plans, plus any annual incentive compensation awards (whether or not payable in cash) under the Company's Senior Executive Annual Incentive Plan. For purposes of determining Earnings for any particular year, Earnings for the year shall consist of base salary as of January 1 of that year and annual incentive compensation awards under the Company's Senior Executive Annual Incentive Plan relating to performance in the prior fiscal year, regardless of when paid. For the avoidance of doubt, "Earnings" shall not include any long-term incentive awards or any other incentive awards other than awards under the Company's Senior Executive Annual Incentive Plan.

  2.14 Employer. "Employer" means the Company and its subsidiaries, including the Bank.

  2.15 Employment. "Employment" means the period or periods during which a Participant is an employee of the Employer.

  2.16 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor act thereto.

  2.17 Final Average Earnings. "Final Average Earnings" means, for any Participant, the average annual Earnings amount obtained by averaging the Participant's Earnings over the five-consecutive year period during the last ten (10) years of a Participant's Employment which yields the highest such annual average.

  2.18 Normal Retirement. "Normal Retirement" means any termination of a Participant's employment with the Employer upon or after the Participant's Normal Retirement Age, other than an involuntary termination for Cause.

  2.19 Normal Retirement Age. "Normal Retirement Age" means, for purposes of this Plan, age sixty-five (65).

  2.20 Other Retirement Income. "Other Retirement Income" means the sum of the following:

    (a) the Basic Plan Offset; plus

    (b) any Additional Company Benefit; plus

    (c) any retirement income payable under plans of a Participant's employers other than the Employer, expressed in the form of a single life annuity as determined by the Committee, in each case assuming commencement as of the commencement date described in Section 4.1 below.

  2.21 Participant. "Participant" means an eligible employee of the Employer who is selected to receive benefits under the Plan as provided in Article 3 below.

  2.22 Retirement. "Retirement" means Normal Retirement or Early Retirement.

  2.23 Spouse. "Spouse" means the individual (if any) who would be treated as the Participant's surviving spouse for purposes of determining entitlement to any surviving spouse benefits under the Basic Plan.


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SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN
(AMENDED AND RESTATED THROUGH JUNE 18, 1998) (CONTINUED)
  2.24 Top Hat Plan. "Top Hat Plan" means an unfunded plan maintained primarily to provide deferred compensation benefits to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

ARTICLE 3 RETIREMENT

  3.1 Eligibility. Only those employees of the Employer who comprise a select group of management or highly compensated employees, such that the Plan will qualify for treatment as a Top Hat Plan, all as determined by the Committee, will be eligible to be selected to participate in the Plan.

  3.2 Participation. The Committee, or such person or entity as may be designated by the Committee, acting in its or his or her discretion, may designate any eligible employee as a Participant under this Plan. Such designation shall be in writing and shall be effective as of the date contained therein. Participation in the Plan is terminable by the Committee, in its discretion, upon written notice to the Participant, and termination shall be effective as of the date contained therein, but in no event earlier than the date of such notice.

  3.3 Forfeiture. In the event that a Participant's Employment terminates for any reason (including without limitation if the Participant's employer ceases to be a subsidiary of the Company) prior to the later of the date on which the Participant reaches Early Retirement Age and the date on which the Participant completes ten (10) full years of Employment, then such Participant shall forfeit his or her right to receive any and all benefits set forth in this Plan, unless determined otherwise by the Committee in its sole discretion. After the later of the date the Participant attains Early Retirement Age and the date the Participant completes ten (10) full year of Employment, the Participant shall have a vested benefit which shall become payable as provided below upon his or her Normal Retirement or Early Retirement hereunder.

  3.4 Noncompetition. Notwithstanding any other provisions hereof, neither a Participant nor his or her spouse nor any other beneficiary of the Participant shall receive any further benefits hereunder if the Participant without the prior written consent of the Committee engages, either directly or indirectly, in any of the activities described in (i), (ii) or (iii) below within two years after termination of employment with the Employer:

    (i) employment or retention of any person whom the Employer has employed or retained during the two-year period prior to the Participant's termination of employment with the Employer. For purposes of the foregoing sentence, a person retained by the Employer means anyone who has rendered substantial consulting services to the Employer and has thereby acquired material confidential information concerning any aspect of the Employer's operations;

    (ii) any sale, offer to sell, or negotiation with respect to orders or contracts for any product or service similar to or competitive with a product or service or any equipment or system containing any such product or service sold or offered by the Employer, other than for the Employer's account, during the two-year period after the Participant's termination of employment with the Employer, to or with anyone with whom the Employer has so dealt or anywhere in any state of the United States or in any other country, territory or possession in which the Employer has, during said period, sold, offered, or negotiated with respect to orders or contracts for any such product, service, equipment or system; or

    (iii) ownership of any direct or indirect interest (other than a less-than-1% stock interest in a corporation) in, or affiliation with, or rendering any services for, any person or business entity which engages, during the two-year period after the Participant's termination of employment with the Employer, either directly or indirectly, in any of the activities described in subparagraph (i) or (ii) above.

ARTICLE 4 AMOUNT, FORM, AND PAYMENT OF SUPPLEMENTAL BENEFIT

  4.1 Normal Retirement Benefit. Subject to the terms of the Plan, the annual supplemental benefit payable to a Participant hereunder in connection with Normal Retirement, expressed as a single life annuity commencing as soon as practicable following such Normal Retirement, will equal the amount specified below in subsection (a), less the amount specified below in subsection (b):

    (a) Fifty percent (50%) of the Participant's Final Average Earnings; less

    (b) Other Retirement Income.

  4.2 Early Retirement Benefit. Subject to the terms of the Plan, the annual benefit payable to a Participant hereunder in connection with Early Retirement, expressed as a single life annuity commencing as of the date determined under Section 4.3 below, shall equal the annual supplemental benefit determined under Section 4.1 above reduced by:

    (a) .0833% for each whole calendar month by which the Participant's date of termination of employment with the Employer precedes his or her sixty-fifth (65th) birthday, excluding any period prior to the Participant's sixtieth (60th) birthday; and

    (b) .2083% for each whole calendar month by which the Participant's date of termination of employment with the Employer precedes his or her sixtieth
  (60th) birthday.

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SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN
(AMENDED AND RESTATED THROUGH JUNE 18, 1998) (CONTINUED)

  4.3 Form of Benefit.

    (a) Except as provided at (b) below, a Participant's election as to the form and date of commencement of his or her benefit under the Basic Plan shall automatically apply to the payment of his or her supplemental benefit under the Plan, and any consent or waiver effected by a Participant or a Participant's Spouse under any provision of the Basic Plan shall automatically operate as a consent to the corresponding election or a waiver of the corresponding benefit or right under the Plan.

    (b) Effective June 18, 1998, in lieu of payment in the same form and at the same time as the payment of benefits under the Basic Plan, a Participant may elect to receive his or her supplemental benefit hereunder in the form of annual installments over a period of five, ten or fifteen years. Except as otherwise permitted by the Committee, any election under this Section 4.3(b) must be made not later than by the earlier of (i) the close of the calendar year preceding the calendar year in which falls the date of the Participant's Retirement, or (ii) the date which precedes by six months the date of the Participant's Retirement. In the absence of an effective election under this Section 4.3(b), the Participant's supplemental benefit, if any, under the Plan will be paid in accordance with Section 4.3(a) above.

    (c) The amount of benefits payable under Section 4.3(a) above shall be the Actuarial Equivalent of the benefit determined under Section 4.1 or Section
  4.2 above, whichever is applicable. If the Participant makes an effective election to receive his or her supplemental benefits, if any, in installments under Section 4.3(b) above, the amount of such installments shall be determined as follows. First, an annual benefit amount shall be determined assuming payment to the Participant as a single life annuity under Section 4.1 or Section 4.2, whichever is applicable. Second, the Committee shall determine the lump sum Actuarial Equivalent of that benefit as of the benefit commencement date. Third, the lump sum amount determined under the preceding sentence shall be credited to a book account (the "installment account"). The amount of each annual installment payable to the Participant shall be determined by dividing the installment account or the remaining portion thereof by the number of installments remaining to be paid. In determining the remaining portion of the installment account for purposes of determining the amount of any installment payment (the "payment in question") after the first installment payment, the installment account shall be adjusted for notional interest through the date immediately preceding the date of the payment in question using the rate of interest credit applied under Section 5.2(d) of the Basic Plan for the calendar year in which the payment in question falls (i.e., a rate equal to the greater of five percent or one-half percent plus the average of the twelve month interest rate paid on ninety-day U.S. Treasury Bills for the previous calendar year (Plan Year) and no more than ten percent per annum).

  4.4 Certain Death Benefits. Upon the death of the Participant after attaining eligibility for a benefit under the last sentence of Section 3.3, a death benefit shall be paid to the extent provided in the following paragraphs:

    (a) If the Participant had begun receiving a benefit under Section 4.3(a) at the time of death, his or her Spouse or other beneficiary shall receive a survivor benefit only to the extent, if any, that the form of benefit in which the Participant's benefit was being paid provided for such a survivor benefit. The death benefit under this paragraph (a) shall be paid to the same person or persons as the corresponding death benefit under the Basic Plan.

    (b) If the Participant had begun receiving a death benefit under Section 4.3(b) at the time of his or her death, any remaining installment payments shall be paid to the Participant's beneficiary designated in accordance with
  Article 6 below, or if no such beneficiary has been designated (or no such beneficiary survives), to the Participant's estate.

    (c) If the Participant dies after becoming eligible for a supplemental benefit but before commencement of benefit payments, a death benefit shall be paid hereunder to the person or persons to whom a death benefit is payable under the Basic Plan, in the same form and at the same time as the death benefit under the Basic Plan. The amount of the death benefit payable under this paragraph (c) shall bear the same relationship to the benefit that would have been payable to the Participant had he or she retired and begun receiving a benefit hereunder immediately prior to death, as the death benefit payable under the Basic Plan bears to the benefit that would have been payable to the Participant under the Basic Plan had he or she retired and begun receiving a benefit immediately prior to death.

    (d) Notwithstanding the foregoing, the Committee may at any time elect to commute any or all remaining payments to a Spouse or other beneficiary by paying a single lump sum (of Actuarial Equivalent value to such remaining payments, or the remainder of the installment account in the case of a benefit paid under Section 4.3(b)) to such Spouse or beneficiary.

  Except as provided in this Section 4.4, no death benefits shall be paid under the Plan.

ARTICLE 5 ADMINISTRATION

  5.1 Authority of the Committee. This Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions, including interpretations of this Plan, that may arise in connection with this Plan.

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SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN
(AMENDED AND RESTATED THROUGH JUNE 18, 1998) (CONTINUED)

  5.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to such agents such administrative duties as it deems advisable and allowable under the terms of the Plan.

  5.3 Decisions Binding. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and any rules or guidelines made in connection with the Plan shall be final and conclusive and shall be binding upon all persons and entities having or claiming any interest in this Plan.

  5.4 Indemnity of Committee. The Company shall indemnify and hold harmless the Committee and its individual members against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan.

  5.5 Cost of Administration. The Company shall bear all expenses of administration of this Plan.

  5.6 Review of Claims and Appeals. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Committee. If any such claim or wholly or partially denied, the Committee will notify such person of its decision in writing. Such notification will contain specific reasons for the denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period; and such person may request a review of his or her claim. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his or her duly authorized representative) may file a written request with the Committee for a review of his or her denied claim and of pertinent documents and may submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision, as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

ARTICLE 6 BENEFICIARY DESIGNATION

  6.1 Designation of Beneficiary. Each Participant shall be entitled to designate a beneficiary or beneficiaries who, upon the Participant's death, will receive any death benefits payable under the Plan other than death benefits, if any, payable automatically to the Participant's surviving spouse. All designations shall be signed by the Participant and shall be in such form as the Committee may prescribe. The Participant may change his or her designation of beneficiary at any time, on such form as the Committee may prescribe. The filing of a new beneficiary designation form by a Participant shall automatically revoke all prior designations by that Participant.

ARTICLE 7 AMENDMENT AND TERMINATION

  The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of a majority of the members of the Committee. Except as described below in this Article 7, no such amendment or termination shall in any material manner reduce or adversely affect any Participant's rights to vested benefits hereunder without the consent of the Participant.

  The Plan is intended to be a Top Hat Plan and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and commence termination payout for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. If payout is commenced pursuant to the operation of this Article 7, the payment of such amounts shall be made in the manner, and at the times selected by the Committee; provided, however, that such payment shall not be extended for a longer period of time than would have been the case had the payment of benefits occurred as scheduled immediately prior to such accelerated payout.

ARTICLE 8 MISCELLANEOUS

  8.1 Unfunded Plan. This Plan is intended to be a Top Hat Plan and therefore exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Such status shall not be adversely affected by the establishment of any trust pursuant to Section 8.3 below.

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

SUPPLEMENTAL DEFINED BENEFIT PENSION PLAN
(AMENDED AND RESTATED THROUGH JUNE 18, 1998) (CONTINUED)

  8.2 Unsecured General Creditor. Each Participant and his or her beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest, or claims in any property or assets of the Employer, nor shall any such persons have any rights, claims, or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Employer. Except as provided in Section 8.3, such policies, annuity contracts, or other assets of the Employer shall not be held under any trust for the benefit of a Participant, his or her beneficiaries, heirs, successors or assigns, or held, in any way, as collateral security for the fulfilling of any obligations of the Employer under this Plan. Any and all of the Employer's assets and policies shall be, and shall remain for purposes of this Plan, the general, unpledged, unrestricted assets of the Employer. The Employer's obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

  8.3 Trust Fund. At its discretion, the Employer may establish one or more grantor trusts, with such trustees as the Committee may approve for the purpose of providing for the payment of benefits under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer's general creditors in the event of bankruptcy or insolvency of the grantor. To the extent any benefits provided under this Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

  8.4 Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall such amounts or rights to such amounts be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

  8.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and any Participant, and Participants (and a Participants' Spouse or beneficiaries) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge any Participant at any time.

  8.6 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

  8.7 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns, and the Employer shall require all its successors and assigns to expressly assume its obligations hereunder. The Term "successors," as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer.

  8.8 Tax Withholding. The Employer shall have the right to require Participants to remit to the Employer an amount sufficient to satisfy Federal, state, and local tax withholding requirements, or to deduct from payment made pursuant to the Plan amounts sufficient to satisfy such tax withholding requirements.

  8.9 Governing Law. The provisions of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts except as preempted by Federal law.

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